Exhibit 3.4


          DEAN HELLER                                       Entity #
          Secretary of State                                C34406-2004
[SEAL]    204 North Carson Street, Suite 1                  Document Number:
          Carson City, Nevada 89701-4299                    20060120421-78
          (775) 684-5708                                    Date Filed:
          Website:  secretaryofstate.biz                    2/27/2006 2:18:25 PM
                                                            In the office of
                                                            /s/ Dean Heller
                                                            Dean Heller
                                                            Secretary of State


                            Certificate of Amendment
                       (PURSUANT TO NRS 78.385 and 78.390)

              Certificate of Amendment to Articles of Incorporation
              -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: INTERNET INFINITY, INC.

2. The articles have been amended as follows (provide article numbers, if available):

         3. Shares
            ------

                  The total number of shares of stock which the Corporation shall have authority to issue is 120,000,000 of which stock 20,000,000 of the par value of $0.001 per share shall be designated Preferred Stock and of which 100,000,000 shares of the par value of $0.001 per share shall be designated Common Stock.

                  Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors, each series of Preferred Stock to have such relative, participating, optional or special rights, qualifications, limitations or restrictions thereof, all as shall be stated in the resolution or resolutions providing for the issue of such Preferred Stock. Shares of any series of Preferred Stock which may be redeemed, purchased, converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of preferred stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 14,465,696.

4. Officer Signature (required): /s/ Roger Casas
                              --------------------------------------------------
                              Roger Casas, President and Chief Executive Officer